                                                                     Exhibit 5.1

                             Sadis & Goldberg LLC
Jack M. Sadis                  Attorneys at Law                Telephone
Jeffrey C. Goldberg      463 Seventh Avenue, 16th floor       212-947-3793
Ron Geffner*                  New York, NY  10018              Telecopier
Douglas R. Hirsch*                                            212-947-3796
Irwin Latner*                                                     Email
Steve Etkind                                              ilatner@sglawyers.com
-----------------------
Danielle  Epstein
Dennis Hirsch**
-----------------------
Greg Shrock
(of Counsel)

*  Also a member of NJ Bar
** Also a member of CA Bar



                                                      February 16, 2000


thinWEB Technologies Corporation
Suite 101, Phase 3
6 Antares Drive
Ottawa, Ontario K2E 8A9
Attn: Mr. James Cappadocia,
       Chief Executive Officer

  Re: thinWEB Technologies Corporation - Registration Statement on Form SB-2

Dear Mr. Cappadocia:

     We have acted as counsel to thinWEB Technologies Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Registration Statement covers 6,262,500 shares of Common Stock ("Common Stock") to be offered for sale by certain selling security holders named therein (the "Selling Security Holders").

     In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and Bylaws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the issuance of the Common Stock covered by the Registration Statement; (iii) the Registration Statement (including all exhibits thereto);
(iv) the Share Exchange and Share Purchase Agreement dated April 22, 1999 among the Company, Thinweb.com Inc. (the "Purchaser"), ThinWeb Software Incorporated ("ThinWeb Software") and the shareholders of ThinWeb Software (the "Holders");
(v) the Exchange and Voting Agreement dated April 22, 1999 among the Company, the Purchaser and the Holders; (vi) the Support Agreement dated April 22, 1999 among the Company and the Purchaser; and (vii) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed. The agreements referred to in clauses (iv),
(v) and (vi) above are hereinafter referred to as the "Share Exchange Agreements", the material provisions of which are described in the Registration Statement.

     In rendering the opinion expressed below, we have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures.

     Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that, when issued pursuant to the Share Exchange Agreements to the extent applicable to the Common Stock of a Selling Security Holder, and sold as contemplated by the Registration Statement, and subject to effectiveness of the Registration Statement and compliance with applicable state securities laws, the Common Stock will have been legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and all amendments thereto.



                                    Sincerely,


                                    By: /s/ Sadis & Goldberg LLC
                                        ------------------------
                                            SADIS & GOLDBERG LLC

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